Exhibit 99.1

Lowe’s Announces Sale of Canadian Retail Business to Sycamore Partners

MOORESVILLE, N.C., Nov. 3, 2022 – Lowe’s Companies, Inc. (NYSE: LOW) today announced that it has entered into a definitive agreement to sell its Canadian retail business to Sycamore Partners, a private equity firm specializing in retail, consumer and distribution-related investments, for $400 million in cash, and performance-based deferred consideration.

Based in Boucherville, Quebec, Lowe’s Canadian retail business operates or services approximately 450 corporate and independent affiliate dealer stores in a number of complementary formats under different banners, which include RONA, Lowe’s Canada, Réno-Dépôt and Dick’s Lumber.

“The sale of our Canadian retail business is an important step toward simplifying the Lowe’s business model. While this business represents approximately 7% of our full year 2022 sales outlook, it also represents approximately 60 basis points of dilution on our full year 2022 operating margin outlook,” said Marvin R. Ellison, Lowe’s chairman, president and CEO.

“We remain confident in our short and long-term outlook for the U.S. business, underscored by improved sales trends and strong profit flow-through in the third quarter, as well as our expectations for solid business performance for the remainder of 2022. By executing this transaction, we will intensify our focus on enhancing our operating margin and ROIC, taking market share in the U.S. and creating greater shareholder value,” Ellison continued. “I want to thank our entire Canadian team for their hard work and dedication to our customers. We look forward to working with Sycamore Partners in executing a seamless transition.”

“We are honored to partner with Lowe's to establish Lowe's Canada and RONA as a standalone company headquartered in Boucherville, Quebec,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We look forward to working with the company’s management team to build on its 83-year history as a leading Canadian home improvement business serving families, builders, and contractors in their communities across the country.”

“We are excited to work with Sycamore Partners on this next chapter of growth for our business.” said Tony Cioffi, president of Lowe’s Canada. “Together, we will remain committed to supporting our associates, our Canadian- and Quebec-based vendors and our dealer network.”

The transaction is expected to close in early 2023, subject to customary closing conditions and regulatory approvals. In connection with the preparation of the company’s financial statements for the third quarter of 2022, the company expects to record a pre-tax non-cash impairment charge of approximately $2.0 billion related to its Canadian retail business.

Lowe’s Business Outlook
The company is reaffirming its current full year 2022 outlook, exclusive of the asset impairment and impacts of deal-related transaction costs.

The Canadian retail business represents approximately 7% of consolidated full year 2022 sales outlook, and approximately 60 basis points of dilution on the consolidated full year 2022 operating margin outlook.

Advisers
Goldman Sachs & Co. LLC is serving as financial adviser to Lowe’s, and Cleary Gottlieb Steen & Hamilton LLP and Stikeman Elliott LLP are serving as legal counsel. RBC Capital Markets is serving as financial adviser to Sycamore Partners, and Kirkland & Ellis LLP and Blake, Cassels & Graydon LLP are serving as legal counsel.

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 19 million customer transactions a week in the United States and Canada. With fiscal year 2021 sales of over $96 billion, Lowe’s and its related businesses operate or service nearly 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

About Sycamore Partners
Sycamore Partners is a private equity firm based in New York. The firm specializes in retail, consumer, and distribution-related investments and partners with management teams to improve the operating profitability and strategic value of their business. With approximately $10 billion in aggregate committed capital raised since its inception in 2011, Sycamore Partners’ investors include leading endowments, financial institutions, family offices, pension plans and sovereign wealth funds. For more information on Sycamore Partners, visit www.sycamorepartners.com.

Disclosure Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believe", "expect", "anticipate", "plan", "desire", "project", "estimate", "intend", "will", "should", "could", "would", "may", "strategy", "potential", "opportunity", "outlook", "scenario", "guidance", and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, the risk that impairment of the divested businesses and the charges associated with the divesture could ultimately be greater than what we currently expect, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

The foregoing factors and other uncertainties, risks and potential events are described in "Item 1A - Risk Factors" in our most recent Annual Report on Form 10-K and may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

Contacts

Lowe’s

Shareholder/Analyst Inquiries
Kate Pearlman
704-775-3856
kate.pearlman@lowes.com

U.S. Media Inquiries
Steve Salazar
704-881-4272
steve.j.salazar@lowes.com

Canadian Media Inquiries
Media Relations
Lowe’s Canada
514-599-5900, ext. 5271
866-566-3342
media@lowescanada.ca

Sycamore Partners
Michael Frietag or Arielle Rothstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
media@sycamorepartners.com
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